Exhibit 99.1

Trimble Inc. Announces Pricing of Senior Notes

WESTMINSTER, Colo. – February 24, 2023 – Trimble Inc. (NASDAQ: TRMB) (“Trimble,” “we” and “our”) announced that it has priced $800 million of its 6.100% Senior Notes due 2033 (the “notes”) in an underwritten, registered public offering. Subject to customary closing conditions, the sale of the notes is expected to close on or about March 9, 2023.

Trimble estimates that the net proceeds from this offering will be approximately $791.2 million after deducting underwriting discounts and estimated offering expenses. Trimble intends to use a portion of the net proceeds of this offering, together with any borrowings under our new term loan facility and additional borrowings under our other credit facilities, to fund the cash consideration and other amounts payable under the Sale and Purchase Agreement (the “Purchase Agreement”), by and among Trimble, as guarantor of the purchaser’s obligations pursuant to the Purchase Agreement, Trimble Trailblazer GmbH, as purchaser and wholly owned subsidiary of Trimble, and Spider Investments Luxembourg S.à r.l., as seller, dated December 11, 2022, that we previously announced entering into in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 12, 2022.

Pursuant to the Purchase Agreement, Trimble expects to acquire a Germany-based company that is a leading cloud-based transportation management software platform that connects key stakeholders across the industry lifecycle to positively impact the optimization of global supply chains (“Transporeon”) in an all-cash transaction valued at approximately €1.88 billion (the “Transporeon Acquisition”), which includes the repayment of outstanding indebtedness of Transporeon, and to pay fees and expenses associated with the foregoing. Pending the full application of the net proceeds of this offering of the notes, we may elect to temporarily repay any amounts outstanding under our revolving credit facility and our uncommitted facilities. Assuming the Transporeon Acquisition is consummated, we intend to use a portion of the net proceeds from this offering of the notes to repay the indebtedness outstanding under our 4.150% Senior Notes due 2023 (the “Existing 2023 Notes”). This press release is not a notice of redemption with respect to the Existing 2023 Notes, and any redemption or repayment of the Existing 2023 Notes will be made in accordance with the terms of the indenture governing the Existing 2023 Notes.

The offering is not contingent upon the consummation of the acquisition of Transporeon, although the notes are subject to a special mandatory redemption if the acquisition is not consummated.

BofA Securities, Inc., Wells Fargo Securities, LLC, SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC are acting as joint book-running managers for the offering.

An effective shelf registration statement, under which the notes will be issued, was filed previously with the U.S. Securities and Exchange Commission. The offering and sale of the notes is being made only by means of a prospectus and an accompanying prospectus supplement related to the offering. You can get copies of these documents for free by visiting EDGAR at the SEC website at www.sec.gov. Alternatively, to obtain a copy of the prospectus and the prospectus supplement for this offering, please contact BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Email: wfscustomerservice@wellsfargo.com, Toll-Free: 1-800-645-3751.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Forward-looking statements include the anticipated timing of the closing of the offering and the use of proceeds. The timing of the closing of the offering is subject to customary conditions and could be influenced by market factors and unforeseen events, and the use of proceeds will depend on Trimble’s acquisition of Transporeon, and the funds required for such purpose. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Media Contact: Investor Relations, Michael Leyba, Trimble, 415-309-3127, Michael_Leyba@trimble.com

2